Exhibit (d)(2)

Execution Copy

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY

this agreement FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of this 1st day of July, 2016 (the “Effective Date”), by and between SID TOOL CO., INC., a New York corporation (“Buyer”), and MITCHMAR ATLANTA PROPERTIES, INC., a Delaware corporation (“Seller”).

for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.             Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)	“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(b)	“Closing Date” shall mean August 24, 2016.

(c)	“Contract Deposit” has the meaning ascribed to such term in Section 2(a)(i) hereof.

(d)	“Escrow Agent” shall mean the Title Insurer (defined in Section 1(m) below).

(e)	“Hazardous Substances” has the meaning ascribed to such term in Section 15 hereof.

(f)	“Improvements” has the meaning ascribed to such term in Section 1(g) hereof.

(g)	“Lease” shall mean that certain Agreement of Lease, dated July 13, 1989, by and between Buyer and Seller, as amended.

(h)	“Property” shall mean (a) that certain real property located at 6700 Discovery Boulevard, Mableton, Georgia, being more particularly described on Exhibit A, attached hereto and incorporated herein by this reference (the “Real Property”), together with all buildings, facilities and other improvements located thereon (collectively, the “Improvements”); (b) all right, title and interest of Seller, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; and (c) all easements, licenses, rights and appurtenances relating to any of the foregoing.

(i)	“Purchase Price” shall mean the sum of THIRTY THREE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($33,650,000.00), payable in cash at Closing.

(j)	“Real Property” has the meaning ascribed to such term in Section 1(g) hereof.

(k)	“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

c/o MSC Industrial Supply Co.

75 Maxess Road

Melville, New York 11747

Attn.: Steve Armstrong, Esq.

Tel.: (516) 812-1420

Email: armstrst@mscdirect.com

With a copy to:

Kirkland & Ellis LLP
300 N. LaSalle St.
Chicago, Illinois 60654
Attn.: John G. Caruso, Esq.
Tel.: 312-862-2172
Email: john.caruso@kirkland.com

(l)	“Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

c/o JFI

Carnegie Hall Tower
152 West 57th Street, 56th Floor
New York, New York 10019
Attn.: J. Robert Small

Tel.: (212) 884-8804
Email: Bsmall@jfillc.com

With a copy to:

Tannenbaum Helpern Syracuase & Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Robert E. Helpern, Esq.

Attn.: Robert E. Helpern, Esq.

Tel.: 212-508-6720

Email: helpern@thsh.com

(m)	“Title Insurer” shall mean First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, IL 60602, Attention: James W. McIntosh.

(n)	“Title Report” means that certain Title Insurance Commitment dated April 16, 2016, File No.: NCS-788075-CH12, attached hereto as Exhibit D.

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Section 2.             Purchase Price; Proration of Expenses and Payment of Costs and Recording Fees.

(a)	Purchase Price. The Purchaser Price for the Property (i.e., $33,650,000.00) is payable as follows:

(i)	Simultaneously with the execution and delivery of this Agreement, Buyer shall deposit with the Escrow Agent the amount of One Million Six Hundred Eighty Two Thousand Five Hundred ($1,682,500.00) Dollars (the “Contract Deposit”) by wire transfer of immediately available federal funds. The Contract Deposit shall be held by the Escrow Agent in escrow, in an interest bearing escrow account, in accordance with the provisions of Exhibit E. At the Closing and upon payment of the Purchaser Price, the Escrow Agent shall delivery the Contract Deposit, together with any interest earned thereon, to Seller pursuant to the provisions of Exhibit E.

(ii)	Upon Closing, Buyer shall pay to Seller the balance of the Purchaser Price in the amount of Thirty One Million Nine Hundred Sixty Seven Thousand Five Hundred ($31,967,500.00) Dollars, which payment shall be made by wire transfer of immediately available federal funds to an account(s) designated by Seller.

(b)	Proration of Expenses. Seller and Buyer agree that, except as to prepaid rent under the Lease, there shall be no proration of rents, utility charges, real estate taxes or assessments concerning the Property whatsoever, whether accruing or payable prior to or after the Closing Date, and that all such utility charges, real estate taxes or assessments concerning the Property shall be borne by Buyer.

In the event that any rent or other charge payable by Buyer to Seller is due and owing as of the Closing Date, Buyer shall pay such sum to Seller at Closing.

Seller shall pay the insurance charges payable by it under the Lease to and including the day immediately preceding the Closing Date.

(c)	Payment of Costs and Recording Fees. At Closing, Buyer shall pay: (i) 50% of the transfer taxes; (ii) the deed preparation and recording fees necessary to record the deed at the register of deeds office where the Property is located; (iii) the title insurance premium for the owner’ title insurance policy for the Property to be issued to Buyer, including extended coverage and any title insurance endorsements requested by Buyer; and (iv) the cost of any escrow fees. At Closing, Seller shall pay 50% of the transfer taxes. Seller and Buyer shall be responsible for their own attorney’s fees.

(d)	Allocation of Lease Credits. At Closing, Seller shall provide Buyer with credits against the Purchase Price in amounts equal to the amount of any pre-paid rent under the Lease as of the Closing Date.

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Section 3.             Sale of Property. Subject to the terms of this Agreement, Seller agrees to sell the Property for the Purchase Price set forth above.

Section 4.             Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller in accordance with all the terms and conditions of this Agreement.

Section 5.             Title. At Closing, Seller agrees to convey to Buyer fee simple title to the Property by limited warranty deed, free and clear of all liens, defects of title, and encumbrances except for the Lease, taxes for the current year and subsequent years not yet due and payable, other exceptions set forth in the Schedule B – Section II of the Title Report, and any other agreements of record as of April 16, 2016 (collectively, the “Permitted Exceptions”).

Section 6.             Risk of Loss/Condemnation. With respect to any condemnation or taking (of any notice thereof), there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing).

Section 7.              Default; Breach of Representation

(a)	In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement beyond the expiration of any notice or cure period, Seller shall, in addition to any other remedy available under law or in equity (except as provided in clause (ii) of this paragraph), have the right, in its sole discretion, either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) as its sole remedy, receive the Contract Deposit, together with any interest earned thereon, as and for liquidated damages, in which case this Agreement shall automatically terminate and neither party shall have any further rights, liabilities or obligations to the other hereunder, except for any rights, liabilities or obligations which expressly survive termination of this Agreement. In the event Buyer defaults beyond the expiration of any notice or cure period, Buyer acknowledges that Seller will suffer substantial damages the precise amount of which may be difficult or impossible to determine. The parties further agree that the Contract Deposit is a fair and reasonable estimate of the amount of damages Seller may suffer in the event of such a default. In addition to, and notwithstanding the foregoing, Seller and Buyer agree that a default by Buyer under this Agreement shall be a default by Buyer, as tenant under the Lease, entitling Seller to terminate the Lease.

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(b)	In the event of a default in the obligations herein taken by Seller beyond any notice or cure period, Buyer may (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof, or (ii) terminate this Agreement and upon such termination, obtain a refund of the Contract Deposit, together with any interest earned thereon, or (iii) enforce specific performance of Seller’s obligations hereunder. In no event shall Buyer have any claim against Seller for damages; provided, however, in the event of Buyer’s termination of this Agreement pursuant to clause (ii) above by reason of Seller’s default, Buyer shall be entitled to reimbursement of the reasonable third party out-of-pocket expenses paid by it in connection with this transaction up to an aggregate maximum amount of One Hundred Thousand Dollars ($100,000.00). Buyer and Seller agree that if there is an event of default by Seller under this Agreement and Buyer elects to terminate this Agreement, the Lease shall remain in full force and effect and Seller, as landlord under the Lease, shall be deemed to have elected not to sell the Property in accordance with Section 72(C) of the Lease.

Section 8.             Closing. The Closing shall be held on the Closing Date through a customary escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.

Seller shall deliver to Buyer at Closing the following documents (executed as required):

(a)	a Limited Warranty Deed in the form attached hereto as Exhibit B from Seller to Buyer conveying the Real Property to Buyer subject only to the Permitted Exceptions;

(b)	a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(c)	all transfer tax statements, declarations, filings and other documents reasonably requested by the Title Insurer as may be necessary or appropriate for purposes of recordation of the deed;

(d)	good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by the Title Insurer to confirm Seller’s authority to convey the Property to Buyer;

(e)	a FIRPTA Affidavit in form of Exhibit C attached hereto; and

(f)	a termination of the Lease.

Buyer shall deliver to Seller at Closing the following (executed as required):

(a)	the Purchaser Price;

(b)	a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

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(c)	all transfer tax statements, declarations, filings and other documents reasonably requested by the Title Insurer as may be necessary or appropriate for purposes of recordation of the deed; and

(d)	a termination of the Lease.

Section 9.             Seller’s Representations. Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, that Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder.

Section 10.          Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller that Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.

Section 11.          Conditions to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to Seller delivering to Buyer on or before the Closing the items set forth in Section 8 above.

If the above condition has not been satisfied or waived in writing by Buyer on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement, and upon such termination neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein and the Lease shall remain in full force and effect and Seller, as landlord under the Lease, shall be deemed to have elected not to sell the Property in accordance with Section 72(C) of the Lease. If the failure of the condition precedent to Buyer’s obligations set forth in this Section 11 arises as a result of a default by Seller under this Agreement, the Buyer shall have the remedies available to Buyer in Section 7(b) unless otherwise provided in this Agreement.

Section 12.          Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the Closing Date:

(a)	Buyer shall authorize the Escrow Agent to pay the Contract Deposit, together with any interest earned thereon, to Seller and shall deliver to Seller upon the Closing the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof; and

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(b)	The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein, and the Lease shall remain in full force and effect and Buyer, as tenant under the Lease, shall be deemed to have elected not to purchase the Property in accordance with Section 72(C) of the Lease. If the failure of any condition precedent to Seller’s obligations set forth in this Section 12 arises as a result of a default by Buyer under this Agreement, Seller shall have the remedies available to Seller in Section 7(a) unless otherwise provided in this Agreement.

Section 13.          Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered in person with receipt acknowledged in writing, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. All notices must be given simultaneously to a party’s attorneys. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 6:00 p.m. local time on a business day, otherwise, such notice shall be deemed to have been given on the next succeeding business day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 14.          Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 15.          No Representations or Warranties. Buyer hereby acknowledges, understands and agrees that the Property shall be conveyed at Closing to Buyer in “as-is” condition as of the Closing Date, including without limitation, the presence of absence of any Hazardous Substances or asbestos containing materials and violation of any laws, rules or regulations, whether federal, state or local, with no representations or warranties whatsoever with respect to the Property. Upon closing of title, Buyer will be deemed to assume all of Seller’s obligations with respect to the Property and will be deemed to have released and discharged Seller, its affiliates, members, partners, shareholders, directors, managers, managing agent, officers, employees, attorneys, and agents (collectively, “Related Parties”), and their respective successors and assigns, from any claim, obligation or liability with respect to the Property and the Lease, and waives any claims, direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with any of the foregoing. In addition to the foregoing, the closing of title by Buyer will be deemed to constitute an express waiver of Buyer’s right to cause Seller or any of the Related Parties to be joined in any action brought against Buyer or any other person or entity relating to, arising from or in connection with any matter referenced in this paragraph.

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The term “Hazardous Substances” as used in this Section 15 shall mean those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Environment Response, Compensation and Liability Act (CERCLA), 42 U.S.C. §9601(14) or 40 C.F.R. §302, any substance containing petroleum as that term is used in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. §6991, 40 C.F.R. §280.1, or any “Pollutant” or “Contaminant” as defined in Section 104(a)(2) of CERCLA, and any other hazardous substances as that term may be further defined in applicable state or local laws; and any hazardous waste, residual waste, solid waste or other waste as those terms are defined in applicable federal, state or local laws.

The terms of this Section 15 shall survive Closing.

Section 16.          Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located.

Section 17.          Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action.

Section 18.          Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement. A signature of a party delivered electronically via .pdf, .jpeg, .TIF, ..TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BUYER:	SELLER:
SID TOOL CO., INC., a New York corporation	MITCHMAR ATLANTA PROPERTIES, INC., a Delaware corporation

By:	/s/ Steve Armstrong	By:	/s/ J. Robert Small
	Name: Steve Armstrong		Name: J. Robert Small
	Title: General Counsel		Title: Vice President

Escrow provisions in Section 2(a)(i) and Exhibit E agreed to and receipt of the Contract Deposit confirmed:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ James W. McIntosh
	Name:	James W. McIntosh
	Title:	Vice President

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EXHIBITS AND SCHEDULES

Exhibit A	-	Real Property

Exhibit B	-	Form of Limited Warranty Deed

Exhibit C	-	FIRPTA Affidavit

Exhibit D	-	Title Report

Exhibit E	-	Escrow Provisions

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EXHIBIT A

Legal Description of the Real Property

See schedule A of the Title Report attached as EXHIBIT D to the Agreement. The Real Property is intended to be the premises conveyed to Seller pursuant to the deeds referenced in paragraph 3 of Schedule A of the Title Report.

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EXHIBIT B

FORM OF LIMITED WARRANTY DEED

This document prepared by:

(and return to :)

___________________________

___________________________

___________________________

___________________________

Tax Parcel No. ______________________________

LIMITED WARRANTY DEED

THIS LIMITED WARRANTY DEED, made on the _____ day of ______________, 2016, by and between ___________________________________, a ___________________________ (“Grantor”), and __________________, whose address is __________________ (“Grantee”)

WITNESSETH:

THAT Grantor, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does by these presents, sell and convey unto the said Grantee, its successors and assigns, the lots, tracts or parcels of land lying, being and situated in the County of ____________, State of _____________, and more fully described on Exhibit “A” attached hereto and incorporated herein by reference, together with all buildings, facilities and other improvements, located thereon.

TO HAVE AND TO HOLD the premises aforesaid with all and singular, the rights, privileges, appurtenances and immunities thereto belonging or in any wise appertaining unto the said Grantee and unto Grantee’s successors and assigns forever, the said Grantor hereby covenanting that Grantor will warrant and defend the title to said premises unto the said Grantee and unto Grantee’s successors and assigns, against the lawful claims and demands of all persons claiming under or through Grantor, but not otherwise.

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IN WITNESS WHEREOF, Grantor has executed this Limited Warranty Deed the day and year first above written.

GRANTOR:

By:
Name:
Its:

[ACKNOWLEDGMENT]

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EXHIBIT C

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by [______________], a [___________] (“Transferor”), to [_________________], a [_________________] (“Transferee”), Transferor hereby certifies the following:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

Transferor is not a disregarded entity for federal income tax purposes.

Transferor’s U.S. taxpayer identification number is __________________.

Transferor’s office address is [________________], [___________], [_______] [_______].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

SIGNATURE PAGE FOLLOWS

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Transferor declares that it has examined this certificate and to the best of its knowledge and belief it is true, correct, and complete, and that the person signing below has authority to sign this document on behalf of Transferor.

Dated: [__________], [____]	Transferor:

[________________],
a [________________________]

By:
Name:
Title:

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NOTICE TO TRANSFEREE: You are required by law to retain this Certificate until the end of the fifth taxable year following the taxable year in which the transfer takes place and to make it available to the Internal Revenue Service if requested during that period.

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EXHIBIT D

TITLE REPORT

Attached

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EXHIBIT E

ESCROW PROVISIONS

The Contract Deposit shall be held by the Escrow Agent in escrow upon the following terms and conditions:

(a)          The Contract Deposit shall be deposited by Escrow Agent in an interest bearing account at Citibank, NA in Chicago, Illinois (the “Depository Bank”). Seller and Buyer consent to the deposit of the Contract Deposit at the Depository Bank, and acknowledge that the amount thereof exceeds the maximum amount for deposits that are insured by the Federal Deposit Insurance Corporation. The Escrow Agent shall not be liable for any loss resulting from, or in any manner arising out of, the deposit of the Contact Deposit in the Depository Bank, including, without limitation, the failure, refusal or inability of the Depository Bank to pay the Contract Deposit, or any portion thereof, or any interest earned thereon, as directed by the Escrow Agent, including without limitation, any such failure, refusal or inability resulting from the failure, insolvency or suspension of the Depository Bank as a banking institution or otherwise.

(b)          If the Closing takes place, the Contract Deposit shall be paid to Seller at Closing, together with any interest earned thereon (which interest is in addition to, and shall not be credited against, the Purchase Price).

(c)          If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, the Escrow Agent shall deliver the Contract Deposit, together with any interest earned thereon to, or upon the instructions of, the party entitled thereto in accordance with the provisions of this Agreement; provided, however, that prior to delivering the Contract Deposit (and such interest earned thereon) to such party, Escrow Agent shall give ten (10) days prior written notice to the other party of its intention to make such payment. If Escrow Agent does not receive a written objection from such other party to such proposed payment within said ten (10) day period, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within said ten (10) day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold or deposit with the appropriate court the Contract Deposit, together with any interest earned thereon, pursuant to subparagraph (d) hereof.

(d)          It is agreed that:

(i)          the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith;

(ii)         in the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the parties hereto or their successors;

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(iii)        the Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so;

(iv)        the Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller and Buyer, and a copy thereof is delivered to the Escrow Agent;

(v)         except as otherwise provided herein, Seller or Buyer, as the case may be, shall reimburse and indemnify the Escrow Agent for, and shall hold it harmless from and against, any and all loss, liability, cost or expense caused by Seller or Buyer, including, without limitation, reasonable attorney’s fees and disbursements and reasonable court costs and expenses of defending any claim or liability, incurred by the Escrow Agent without its willful misconduct, or arising out of or in connection with its acceptance of, or its performance of its duties and obligations under this Agreement; and

(vi)        Seller and Buyer each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(e)          The Escrow Agent is acting as a stakeholder only with respect to the Contract Deposit. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Contract Deposit or as to whom the Contract Deposit is to be delivered, the Escrow Agent shall not be required to make any delivery but, in such event, the Escrow Agent may hold same until receipt by the Escrow Agent of an authorization in writing, signed by all of the parties having an interest in such dispute, directing the disposition of the Contract Deposit or, in the absence of such authorization, the Escrow Agent may hold the Contract Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date set forth herein for the Closing and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Contract Deposit in court in the State of New York pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Contract Deposit, and any interest earned thereon, or if the Contract Deposit and any interest earned thereon is split between the parties hereto, such costs of the Escrow Agent shall be split, in the inverse proportion between Seller and Buyer, based upon the amount of the Contract Deposit received by each. Upon making delivery of the Contract Deposit, and any interest earned thereon, in the manner provided in this Agreement, the Escrow Agent shall have no further liability hereunder.

(f)          The Escrow Agent has executed this Agreement solely to confirm that the Escrow Agent has received the Contract Deposit and that it shall hold the Contract Deposit, in escrow, pursuant to the provisions of this Contract.

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